Exhibit 10.1

LOAN MODIFICATION AGREEMENT

This Loan Modification Agreement (“Modification”) is made this 4th day of November, 2010, by and between KEY TRONIC CORPORATION, a Washington corporation (hereinafter referred to as “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (hereinafter referred to as “Lender”).

RECITALS

A. On or about August 19, 2009, Borrower made, executed and delivered to Lender a Revolving Line of Credit Note in the maximum principal amount of $20,000,000.00 (the “Note”), together with a Credit Agreement (the “Credit Agreement”), setting forth the terms and conditions of Borrower’s obligation to Lender with respect to advances made under the Note. Borrower’s obligations to Lender under the Note are secured, in part, by (i) the Collateral described in the Credit Agreement; (ii) the Collateral described in the Security Agreement: Equipment; and (iii) the Pledged Collateral described in the Pledge and Security Agreement.

B. Borrower has requested that Lender: (i) extend the Maturity Date of the Note; (ii) increase the principal amount available under the Note; and (iii) modify certain terms of the Credit Agreement. Lender is willing to accommodate Borrower’s request, subject to Borrower’s payment of certain fees, as hereinafter described, and various other conditions, all as set forth in this Modification.

C. The Note, Credit Agreement, Security Agreement: Equipment, and Security and Pledge Agreement may hereinafter be referred to as the “Loan Documents”. Capitalized terms used herein, which are not otherwise defined, shall have the meaning ascribed to such terms in the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

SECTION 1. Modification of Terms. Subject to satisfaction of the conditions in Section 2 hereof, the terms of the Loan Documents shall be modified as follows:

1.1 Modifications to Credit Agreement. Certain definitions included in Article I of the Credit Agreement are amended, deleted or added as follows:

1.1.1 The first full sentence of Section 1.1 in Article I is hereby amended, modified and replaced, in its entirety, with the following:

… Subject to the terms and conditions of this Agreement, as modified concurrently herewith, Bank hereby agrees to make advances to Borrower from time to time up to and including October 15, 2013, not to exceed at any time the aggregate principal amount of Thirty Million and 00/100 Dollars ($30,000,000.00) (“Line of Credit”), the proceeds of which shall be used by Borrower for working capital and general corporate purpose needs of the Borrower and subsidiaries. ….

1.1.2 The first full sentence of Section 1.2 in Article I is hereby amended, modified and replaced, in its entirety, with the following:

… As a sub-feature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit and commercial letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Two Million and 00/100 Dollars ($2,000,000.00). ….

1.2 Modification to Article IV. Article IV of the Credit Agreement is hereby amended and modified as follows:

1.2.1 The first full sentence of Section 4.9(a) is amended, modified and replaced, in its entirety, with the following:

… Borrower will not allow the ratio of Funded Debt to EBITDA, measured quarterly on a trailing four (4) quarter basis, to exceed (i) 3.00 to 1.00, for quarters ending on or prior to April 3, 2012, or (ii) 2.50 to 1.00, for quarters ending on or after July 3, 2012.

1.3 Modification of Revolving Line of Credit Note. The last sentence of Section 3(a) of the Note is hereby amended, modified and replaced in its entirety with the following:

… The outstanding principal balance of this Note shall be due and payable in full on October 15, 2013.

1.4 Remaining Loan Documents. The remaining Loan Documents, including, without limitation, the Security Agreement: Equipment and the Pledge and Security Agreement, are hereby amended and modified to provide that they further and additionally secure the payment and performance of Borrower’s obligations under the Loan, as amended by this Modification.

SECTION 2. Conditions to Modifications. The modifications set forth in Section 1 are conditioned upon and shall only become effective when all of the following conditions have been satisfied.

2.1	No Default. There shall be no default under the Loan Documents.

2.2	No Material Adverse Change. There shall be no material or adverse change in the financial condition or management of Borrower or noncompliance with the terms and conditions of Borrower’s existing credit facilities.

2.3	Execution of Modification. Borrower shall have executed and delivered this Modification to Lender.

2.4	Payment of Fees. Borrower shall have: (i) paid all other fees required under the Credit Agreement, as amended by this Modification; and (ii) reimbursed Lender for its attorney’s fees and costs incurred in connection with this Modification.

SECTION 3. Representations, Warranties and Covenants of Borrower. Borrower hereby acknowledges that the Loan Documents are legally valid and enforceable obligations in accordance with their terms, as modified herein, and that their obligations under the Loan Documents are free of any defenses or claims for set-off, recoupment or counterclaims of any nature whatsoever. Borrower acknowledges that it has no defenses to payment and performance of its obligations under the Loan Documents, and, if any such defenses exist, Borrower hereby waives and releases such defenses. As of the date of this Modification, Borrower affirmatively acknowledges that Lender has fully performed each and every obligation required of it under the Loan Documents and Borrower knowingly, intentionally and expressly waives any disputes with or claims against Lender in connection with or in any way related to the Loan Documents.

SECTION 4. Not a Novation. This Modification constitutes a modification and not a novation of the Loan Documents and therefore the Loan Documents, as modified by this Modification, shall remain in full force and effect.

SECTION 5. No Implied Modification. Except as specifically provided in this Modification, the terms of the Loan Documents shall not be considered as modified, released, altered or affected. It is further agreed that any and all other documents entered into between Lender and Borrower to evidence or secure the Loan shall remain in full force and effect unless specifically canceled or amended by an instrument in writing signed by the Lender.

SECTION 6. Counterparts. This Modification may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed one and the same instrument.

SECTION 7. Incorporation of Recitals. Recitals A though C above are hereby incorporated in the substantive provisions of this Modification.

SECTION 8. Electronic Authorization. The parties agree to accept a digital image(s) of the Loan Documents and this Modification, as executed, as true and correct originals of the same, admissible in any proceeding as best evidence for the purposes of state law, state rules of civil procedure, Federal Rules of Evidence 1002, and like rules, statutes and regulations.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the parties hereto have duly executed this Modification as of the date first written above.

BORROWER:	KEY TRONIC CORPORATION, a Washington corporation

	By:	/s/ Ronald F. Klawitter

Name:	Ronald F. Klawitter

Title:	CFO

LENDER:	WELLS FARGO BANK, NATIONAL ASSOCIATION,

	By:	/s/ David Menard

Name:	David Menard

Title:	VP